                                                                  Exhibit 99.1


Contact: Jennifer Seiger, Corporate Communications Specialist
         717-581-6046

July 24, 2002

FOR IMMEDIATE RELEASE

STERLING FINANCIAL CORPORATION'S EARNINGS INCREASE 17.0%

LANCASTER, PA-Sterling Financial Corporation (NASDAQ: SLFI). Sterling Financial Corporation announced record earnings for the quarter and six months ended June 30, 2002.

Sterling's net income was $6.159 million for the quarter ending June 30, 2002, an increase of $921 thousand, or 17.6%, from 2001. Basic and diluted earnings per share totaled $0.36 for the quarter ended June 30, 2002, versus $0.33 for the same period in 2001, an increase of 9.1%.

Net income for the six months ended June 30, 2002 totaled $11.681 million, an increase of $1.699 million, or 17.0%, over 2001's six-month net income of $9.982 million. For the six months ended June 30, 2002, basic and diluted earnings per share increased 10.9%, totaling $0.71 in 2002, versus $0.64 in 2001.

Second quarter and year-to-date 2002 results were favorably influenced by a non-recurring state income tax benefit that resulted from the conversion of a non-bank Sterling subsidiary to a limited liability corporation. This transaction, net of related fees, resulted in additional net income of $925 thousand. Offsetting this benefit was retirement packages incurred, net of income tax benefit, of $599 thousand for the quarter and $730 thousand for the six months ended June 30, 2002. Additionally, impairment in the securities portfolio of $352 thousand, net of income tax benefit, was recorded in the quarter ended June 30, 2002.

Total assets increased to $2.088 billion at June 30, 2002, an increase of 16.8% from June 30, 2001 and 12.3% from December 31, 2001. Contributing to the growth in assets was the February 2002 acquisition of Equipment Finance, Inc., which had assets of approximately $100 million at the time of acquisition. In addition to $81 million in loans receivable acquired in connection with the Equipment Finance acquisition, Sterling affiliates generated loan growth of approximately $61 million during the first six months of 2002. Asset growth was funded with $97 million growth in deposits as well as a $20 million trust preferred capital security offering that closed in March 2002.

Loan growth in the markets served by Sterling and its affiliates has been solid, despite the uncertain national economy. Net interest income has increased 28% for the six months ended June 30, 2002 versus 2001, including an approximate 30 basis point increase in net interest margin. Noninterest income increased 13% over prior year, which was fueled by strong mortgage banking activity and increased rental income on operating leases. Noninterest expense has increased by approximately 20% in 2002 as compared to 2001. Although growth contributed to the increase in expenses, approximately $1.1 million, pretax, of the increase was due to the previously mentioned retirement packages entered into with certain executives of Sterling.

J. Roger Moyer, Jr., President and Chief Executive Officer of Sterling noted, "We are very excited with the momentum that Sterling has been able to generate in the quarter and six months ended June 30, 2002. For the quarter ended June 30, 2002, growth in earnings per share was 9.1%, return on realized equity was 14.93%, and our efficiency ratio, excluding unusual charges, was approximately 61%. Although we are pleased with these accomplishments, we are continuing to work toward meeting our stated objectives of an increase in earnings per share of 10%, return on realized equity of 16% and an efficiency ratio of less than 60%."

Sterling Financial Corporation is a family of financial services organizations that operates 51 banking locations in south central Pennsylvania and northern Maryland, through its subsidiary banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, and Bank of Lebanon County. In addition to its banking affiliates, Sterling's affiliates include Town & Country Leasing, LLC, Lancaster Insurance Group, LLC, Equipment Finance, Inc., a specialty commercial finance company, and Sterling Financial Trust Company, which manages nearly $1 billion in assets.

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for Sterling's financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, and other risks and uncertainties, including those detailed in Sterling's filings with the Securities and Exchange Commission.

STERLING FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               Quarter Ended June 30,
                                                             2002                  2001
                                                         -----------            -----------
EARNINGS
       Interest income                                   $    31,172            $    29,193
       Interest expense                                       12,494                 14,949
       Net interest income                                    18,678                 14,244
       Provision for loan losses                                 583                    495
       Noninterest income                                     11,329                 10,136
       Securities gains (losses)                                (407)                 1,441
       Noninterest expense                                    22,317                 18,553
       Net income                                              6,159                  5,238

PER SHARE DATA
       Basic earnings per share                          $      0.36            $      0.33
       Diluted earnings per share                               0.36                   0.33
       Dividends per share                                      0.16                   0.15

RATIOS
       Return on average assets                                 1.22%                  1.19%
       Return on average realized equity                       14.93%                 15.01%



                                                              Six Months Ended June 30,
                                                             2002                  2001
                                                         -----------            -----------
EARNINGS
       Interest income                                   $    60,397            $    58,529
       Interest expense                                       24,572                 30,580
       Net interest income                                    35,825                 27,949
       Provision for loan losses                                 800                    797
       Noninterest income                                     22,253                 19,651
       Securities gains                                         (391)                 1,920
       Noninterest expense                                    43,013                 35,913
       Net income                                             11,681                  9,982

PER SHARE DATA
       Basic earnings per share                          $      0.71            $      0.64
       Diluted earnings per share                               0.71                   0.64
       Dividends per share                                      0.20                   0.19
       Book value per realized share                           10.93                   9.06

PERIOD-END BALANCES
       Securities                                        $   552,179            $   489,145
       Loans                                               1,240,117              1,067,091
       Allowance for loan losses                              12,632                 11,205
       Total assets                                        2,088,047              1,786,962
       Deposits                                            1,632,704              1,471,657
       Borrowed funds                                        238,928                134,987
       Stockholders' equity                                  184,460                148,757

RATIOS
       Return on average assets                                 1.19%                  1.16%
       Return on average realized equity                       14.40%                 14.51%
       Allowance for loan losses to total loans                 1.02%                  1.05%
       Allowance for loan losses to
          nonperforming loans                                    128%                   109%
       Nonpeforming loans to total loans                        0.80%                  0.96%
